Exhibit 10.2

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Confidential

Execution Version

AMENDED AND RESTATED MANUFACTURING AND SERVICES AGREEMENT

THIS AMENDED AND RESTATED MANUFACTURING AND SERVICES AGREEMENT (this “Agreement”) is made and entered into as of April 18, 2018 (the “Effective Date”), by and between Paratek Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, with an address at 75 Park Plaza, 4th Floor, Boston, Massachusetts 02116, United States (“Paratek”) and CIPAN ̵̶ Companhia Industrial Produtora de Antibióticos, S.A., a corporation organized and existing under the laws of Portugal with an address at Rua da Estação, no42, 2600-726 Castanheira do Ribatejo, Portugal (“CIPAN” and, collectively with Paratek, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, the Parties entered into that certain Manufacturing and Services Agreement dated as of November 2, 2016 (as amended on October 18, 2017, the “Original Agreement”) pursuant to which (a) CIPAN is obligated to manufacture Minocycline HCI dihydrate meeting the Specifications (“Minocycline”) and crude Omadacycline meeting the Specifications (“Crude Omadacycline” and, collectively with Minocycline, the “Products”, and each, a “Product”) for Paratek and (b) in [* * *];

WHEREAS, [* * *] CIPAN to renovate an existing manufacturing area in the Original Facility (such area, not to include the Original Facility, the “New Facility Area”) to permit such New Facility Area to Manufacture Crude Omadacycline and potentially other products to be agreed upon by the Parties;

WHEREAS, [* * *];

WHEREAS, Paratek desires to have CIPAN Manufacture certain Products for Paratek and CIPAN desires to do so all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1Definitions.  As used in this Agreement, the following capitalized terms have the meanings indicated below:

1.1.1“Actual Annual Yield” has the meaning set forth in Section 7.5.2.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.1.2“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with that Person at any time during the period for which the determination of affiliation is being made.  The term “control,” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”), as used in this Section 1.1.2 with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.1.3“Agreement” has the meaning set forth in the preamble hereto.

1.1.4“Approval Date” means, with respect to any Batch, the date on which such Batch is approved for release by CIPAN’s quality assurance group in accordance with the Quality Agreement.

1.1.5“Approved Supplier” means any supplier that (a) has been approved with respect to quality standards by CIPAN and (b) has been agreed to by Paratek by way of Paratek’s approval of the Quality Agreement in which such supplier has been set forth.

1.1.6“Award of Agreements” means the delivery to Paratek by CIPAN of a written certification executed by a duly authorized officer of CIPAN and reasonable evidence that either (a) CIPAN has duly submitted all New Facility Area Purchase Orders to the applicable Third Party vendor or (sub)contractor or (b) that CIPAN has awarded all necessary or reasonably anticipated construction agreements to Third Parties for the renovation and completion of the New Facility Area and each such agreement is effective and has been fully executed by CIPAN and the relevant Third Party (or Third Parties) that is party to such agreement.

1.1.7“Batch” means, with respect to a Product at any given time, a discrete output or isolation from a set of unit operations described in the then-current batch record instructions for such Product.  The batch size for each Product shall be related to the capacity of a given equipment train and is dependent on the maximum utilization of the bottle-neck reactor or vessel.  As of the Original Effective Date, a Batch of Minocycline is [* * *] and a Batch of Crude Omadacycline is approximately [* * *].

1.1.8“Business Day” means a day on which banking institutions in Boston, Massachusetts and Castanheira do Ribatejo, Portugal are open for business.

1.1.9“Business Continuity Plan” has the meaning set forth in Section 9.4.

1.1.10“Calendar Quarter” means, with respect to any given Calendar Year, the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter and (b) the last Calendar Quarter of the Term shall end upon the effective date of expiration or termination of this Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.1.11“Calendar Year” means each successive period of twelve (12) consecutive months commencing on January 1 and ending on December 31; provided, however, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on December 31, 2016; and (b) the last Calendar Year of the Term shall end on the effective date of expiration or termination of this Agreement.

1.1.12“Change of Control” means any transaction or series of transactions wherein (a) the voting securities of CIPAN outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such transaction or transactions; (b) the stockholders or equity holders of CIPAN approve a plan of complete liquidation of CIPAN, or an agreement for the sale or disposition by CIPAN of all or substantially all of CIPAN’s assets, other than to an Affiliate; (c) a Third Party becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of CIPAN or (d) substantially all of CIPAN’s business or assets which relate to this Agreement are sold or otherwise transferred to a Third Party.

1.1.13“CIPAN” has the meaning set forth in the preamble hereto.

1.1.14“CIPAN Improvement” means any Invention that [* * *].

1.1.15“CIPAN Representatives” has the meaning set forth in Section 14.1.2.

1.1.16“CIPAN Technology” means (a) all intellectual property and embodiments thereof, including any Inventions, owned by CIPAN or its Affiliates as of the Original Effective Date that are not Paratek Technology or Joint Technology [* * *] and (b) the CIPAN Improvements.

1.1.17“Confidential Information” means, with respect to any Party, such Party’s technology, data, know-how, or information whether written or oral, technical or non-technical, including, but not limited to, financial statements, reports, pricing, trade secrets, secret processes, formulae, samples, customer data (including, but not limited to, customer lists), the formulation of pharmaceutical dosage forms and compounds, manufacturing procedures, manufacturing processes, manufacturing equipment, manufacturing batch records, plant layouts, product volumes, quality control procedures, and quality control standards and the like, that is disclosed to the other Party.  Confidential Information of Paratek shall include Manufacturing Information and Paratek Technology.

1.1.18“Critical Material” has the meaning set forth in Section 2.4.

1.1.19“Critical Raw Material Safety Stock” has the meaning set forth in Section 2.4.

1.1.20“Crude Omadacycline” has the meaning set forth in the recitals hereto.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.1.21“Current Good Manufacturing Practice” or “cGMP” means, at any given time, the current standards for the manufacture of pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practice as are required by the applicable laws and regulations of countries in which Products are intended to be sold, to the extent such standards are not inconsistent with GMP under the FD&C Act.

1.1.22“Effective Date” has the meaning set forth in the preamble hereto.

1.1.23“Facility” means the Original Facility, the New Facility Area or any other facility approved in writing by the Parties for the Manufacture of Products.

1.1.24“FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.1.25“FD&C Act” means the Federal Food, Drug and Cosmetic Act, as the same may be amended or supplemented from time to time.

1.1.26“Firm Forecast Period” has the meaning set forth in Section 2.2.

1.1.27“Force Majeure Event” has the meaning set forth in Article 17.

1.1.28“Indemnified Party” has the meaning set forth in Section 14.1.3.

1.1.29“Indemnifying Party” has the meaning set forth in Section 14.1.3.

1.1.30“Initial Term” means the [* * *] period commencing on the Original Effective Date.

1.1.31“Inspection Period” has the meaning set forth in Section 10.3.1.

1.1.32“Invention” means any development, information, invention, improvement, know-how, data or intellectual property, whether or not reduced to practice and whether or not patentable.

1.1.33“Joint Technology” has the meaning set forth in Section 12.1.3.

1.1.34“Key Performance Indicators” or “KPIs” has the meaning set forth in Section 7.5.1.

1.1.35“Laboratory” shall mean any independent laboratory mutually acceptable to both Parties that meets all requirements of an outside laboratory as specified in the Quality Agreement.  For the purposes of this definition, an “independent” laboratory shall not include any laboratory whose analysis is the subject of the relevant dispute.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.1.36“Latent Defect” shall mean any defect in a Product that is not reasonably discoverable through Paratek’s (or Paratek’s designee’s) normal incoming goods inspection verification methods and procedures, such methods and procedures to be in accordance with the Quality Agreement. By way of example only, the discoloration of a Product over time due to the presence of an excipient that is not compliant with the Specifications would constitute a Latent Defect.

1.1.37“Long Range Forecast” has the meaning set forth in Section 2.2.2.

1.1.38“Losses” has the meaning set forth in Section 14.1.1.

1.1.39“Manufacture,” “Manufactured” or “Manufacturing” means all activities involved in the production of Products to be supplied to Paratek or its Affiliates hereunder, including the preparation, formulation, finishing, testing, storage and packaging for shipment of Products and the handling, storage and disposal of any residues or wastes generated thereby.

1.1.40“Manufacturing Information” means all information and data relating to the Manufacture of Products provided by Paratek to CIPAN hereunder, including the Specifications, Methods of Analysis and all formulas and processes.

1.1.41“Materials” means all materials, including all raw materials and ingredients required for the Manufacture of Products.

1.1.42“Maximum Capacity” has the meaning set forth in Section 5.2.

1.1.43“Methods of Analysis” means the methods of analysis for the Products set forth in the Quality Agreement, as such Quality Agreement may be amended from time to time in accordance with its terms.

1.1.44“Minocycline” has the meaning set forth in the recitals hereto.

1.1.45“New Facility Area” has the meaning set forth in the recitals hereto.

1.1.46“New Facility Area Purchase Orders” means all necessary firm purchase orders for the purchase of that equipment set forth on Exhibit B under the heading “New Facility Area” by CIPAN.

1.1.47“New Facility Area Renovation Schedule” has the meaning set forth in Section 5.1.

1.1.48“Operational Qualification” means the documented demonstration or verification of whether a facility, process equipment and sub-systems, as installed or modified, perform as intended throughout anticipated operating ranges. Such performance may include whether such systems are capable of consistently operating within established limits and tolerances by testing (at upper and lower operating limits) compliance with the requirements identified in the corresponding design specifications for such facility, individual equipment, or sub-system and confirming whether any newly acquired equipment (or facilities, services or systems) functions as expected, that all parts and components operate correctly, that all controls perform the intended function and that all gauges and

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

indicators are calibrated and display the correct value. Operational Qualification should follow on from the installation of the equipment and sub-systems and should include tests that have been developed based on detailed knowledge of equipment, systems or processes.  Following successful completion of the Operational Qualification activities, development batches may be run in preparation for the facility validation activities.

1.1.49“Original Agreement” has the meaning set forth in the recitals hereto.

1.1.50“Original Effective Date” means November 2, 2016.

1.1.51“Original Facility” means CIPAN’s facility located at Rua da Estação, no42, Vala do Carregado, 2600-726 Castanheira do Ribatejo, Portugal.

1.1.52“Paratek” has the meaning set forth in the preamble hereto.

1.1.53[* * *]

1.1.54“Paratek Improvement” means any Invention [* * *].

1.1.55[* * *]

1.1.56[* * *]

1.1.57“Paratek Licensee” means any Third Party to whom Paratek grants a license or a right to research, develop, make, have made, use, sell, have sold, import, export or otherwise exploit a Product or Paratek Product.

1.1.58“Paratek Product” means any pharmaceutical product owned, controlled or sold by Paratek, its Affiliates or Paratek Licensees that incorporates or is derived from a Product.

1.1.59“Paratek Representatives” has the meaning set forth in Section 14.1.1.

1.1.60“Paratek Technology” means (a) all intellectual property and embodiments thereof, including any Inventions, owned by Paratek as of the Effective Date that are not Joint Technology and (b) the Paratek Improvements.

1.1.61“Party” and “Parties” have the meaning set forth in the preamble hereto.

1.1.62“Permitted Third Party Activities” has the meaning set forth in Section 6.4.2.

1.1.63[* * *]

1.1.64“Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority.

1.1.65“Product” and “Products” have the meaning set forth in the recitals hereto.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.1.66“Quality Agreement” has the meaning set forth in Section 9.1.

1.1.67“Recall” means any recall, withdrawal or corrective action (whether voluntary or mandatory) or issue of an “NDA Field Alert” (as defined in 21 CFR 314.81).

1.1.68“Regulatory Approval” means all authorizations by the competent Regulatory Authorities which are required for the manufacture, marketing, promotion, pricing and sale of a Product in a given country or regulatory jurisdiction in the Territory.

1.1.69“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in the granting of Regulatory Approval for Products in the Territory.

1.1.70[* * *]

1.1.71“Rejection Notice” has the meaning set forth in Section 10.3.1.

1.1.72“Renewal Term” means each consecutive [* * *] period commencing on the expiration of the Initial Term or immediately preceding Renewal Term, until this Agreement is terminated pursuant to Article 15.

1.1.73[* * *]

1.1.74“Rolling Clinical Forecast” has the meaning set forth in Section 2.2.

1.1.75“Rolling Commercial Forecast” has the meaning set forth in Section 2.2.

1.1.76“Rolling Forecast” means a Rolling Clinical Forecast or a Rolling Commercial Forecast, as applicable.

1.1.77“Scope of Work” has the meaning set forth in Section 3.1.

1.1.78“Seizure” means any action by FDA or any other Regulatory Authority to detain or destroy Product or prevent the release of Product.

1.1.79“Services” has the meaning set forth in Section 3.1.

1.1.80“Shortfall” has the meaning set forth in Section 7.5.3.

1.1.81[* * *]

1.1.82“Specifications” means the specifications for the Products set forth in the Quality Agreement, as such specifications may be amended from time to time in accordance with the terms of the Quality Agreement.

1.1.83“Supply Price” has the meaning set forth in Section 8.1.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.1.84“Site Visit” has the meaning set forth in Section 10.2.

1.1.85“Target Yield” has the meaning set forth in Section 7.5.2.

1.1.86“Term” means, in the aggregate, the Initial Term and all Renewal Terms, if any.

1.1.87“Territory” means the United States of America and its territories and possessions and any other countries in the world added to the definition of “Territory” pursuant to Section 2.6.

1.1.88“Third Party” means any Person other than Paratek, CIPAN and their respective Affiliates.

1.1.89[* * *]

1.1.90[* * *]

1.1.91[* * *]

1.1.92“Validation Activities” means (a) those validation activities required for regulatory submissions to the applicable Regulatory Authorities for Regulatory Approval of the Manufacture of the Products and sale of the Paratek Products and [* * *].

1.1.93“Validation Batch” means a batch or lot produced from a validation run. Each Validation Batch is intended to produce Product that is commercially saleable when contained in a finished Paratek Product.

1.2Construction of Certain Terms and Phrases.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the term “or” shall have the inclusive meaning of the term “and/or”; (iv) “including” and its cognates shall have the non-limiting meaning of “including, without limitation”; (v) the term “will” shall have the same meaning and import as the term “shall”; (vi) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (vii) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (viii) Article and Section headings shall not affect the meaning or construction of any provision of this Agreement.

2.	GENERAL; FORECASTS and ORDERS

2.1Manufacture.  CIPAN shall Manufacture and supply Products to Paratek or Paratek’s designee in such quantities and at such times as ordered by Paratek pursuant to the terms of this Agreement, including Section 5.2 which establishes the Maximum Capacity of the New Facility Area, in exchange for payment of the applicable Supply Price for such Products.  During the Term, CIPAN shall maintain the resources necessary to Manufacture Products pursuant to the terms of this Agreement and shall provide, at its own expense, all Materials and labor necessary to do so.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.2Forecasts.

2.2.1Within [* * *] after the Effective Date, Paratek shall submit to CIPAN a forecast of clinical supply of Products that Paratek anticipates ordering from CIPAN during the  [* * *] period (broken down by Product and by month and, if applicable, country in the Territory) following the date of such forecast and Paratek shall update such forecast on a rolling [* * *] basis every [* * *] thereafter (each, a “Rolling Clinical Forecast”) until Paratek no longer requires any clinical supply of Products.  Beginning [* * *] prior to the anticipated launch of a Paratek Product in the Territory and for the remainder of the Term, Paratek shall submit to CIPAN a forecast of commercial supply of Products that Paratek anticipates ordering from CIPAN during the  [* * *] period (broken down by Product and by month and, if applicable, country in the Territory) following the date of such forecast and Paratek shall update such forecast on a rolling [* * *] basis every [* * *] thereafter (each, a “Rolling Commercial Forecast”), provided that Paratek shall provide an updated Rolling Commercial Forecast within [* * *] after such Paratek Product receives Regulatory Approval by the applicable Regulatory Authority in a country in the Territory. Paratek shall place purchase orders for at least the quantity of each Product specified in the first [* * *] of each such Rolling Clinical Forecast or Rolling Commercial Forecast (such period, the “Firm Forecast Period”) and the remaining [* * *] of such forecast shall be a good faith estimate.  Except as set forth in the immediately preceding sentence, Paratek shall not be required to order any fixed minimum quantity of either Product, notwithstanding any forecast or prior course of dealing.

2.2.2For the purposes of discussion and planning of manufacturing capacity, [* * *] Paratek shall provide CIPAN with a non-binding forecast of Products needed under this Agreement for each of the next [* * *] (“Long Range Forecast”).  The Long Range Forecast is to be used for long-range planning purposes only and does not supersede the Rolling Clinical Forecasts and Rolling Commercial Forecasts set forth in Section 2.2.1 nor shall such Long Range Forecast be deemed binding in any manner upon Paratek.

2.3Orders.  Paratek or a designee of Paratek may submit purchase orders for Products to CIPAN from time to time during the Term and at least [* * *] prior to the requested date of delivery. Each purchase order shall specify (a) the quantity of each Product ordered for delivery; and (b) the delivery date for that order.  CIPAN shall Manufacture and supply Products in accordance with this Agreement and each applicable purchase order.  Within five (5) Business Days after receiving any purchase order from Paratek, CIPAN shall accept such purchase order in writing if it has been submitted and is otherwise in accordance with the terms and conditions of this Agreement and upon CIPAN’s acceptance of such purchase order, CIPAN shall provide Paratek with a Manufacturing schedule for the Products subject to such purchase order; provided that any failure by CIPAN to reject such a purchase order in the five (5) Business Day period following receipt shall be deemed an acceptance of such Purchase Order by CIPAN.   Notwithstanding the foregoing, with respect to any of the [* * *] in the then most recent Firm Forecast Period, CIPAN  may reject, by written notice to Paratek, any portion of any purchase order to the extent that fulfilling the entirety of such purchase order would cause the aggregate number of units of a Product supplied by CIPAN during such month to exceed [* * *] of the units of such Product forecast for such month in the applicable Rolling Forecast; provided, however, that CIPAN will use its reasonable efforts to, but shall not be obligated to, supply such Product in excess of such [* * *] quantity.   Paratek may cancel any firm purchase order at any time as long as any cancellation of a purchase order placed for Product within the Firm Forecast Period for such Product occurs no later than [* * *] prior to the delivery date for such purchase order; provided that [* * *].

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.4Safety Stock.  To facilitate timely Product supply in the quantities ordered by Paratek, CIPAN agrees, at all times during the Term, to keep a safety stock of the Materials listed on Exhibit E attached hereto (each product or material listed, a “Critical Material” and the safety stock of such Critical Materials, the “Critical Raw Material Safety Stock”) in an amount equal, with respect to each Critical Material, to that quantity required to satisfy the production of applicable Product under this Agreement for the number of “Target Months on Hand” set forth for such Critical Material on Exhibit E.  CIPAN shall rotate and replenish any Critical Materials in a timely manner in the event that Supplier requires the use of any Critical Material from the Critical Raw Material Safety Stock to meet a purchase order or if Paratek requests additional Product under the provisions of Section 2.3.  From time to time, and at least once per year, the Supply and Quality Committee shall (a) review the Critical Raw Material Safety Stock descriptions set forth on Exhibit E and approve any changes thereto to ensure that the information for each Critical Material, including the safety stock target thereof, is accurate and complete, (b) determine whether any additional Materials should be defined as Critical Materials hereunder and (c) determine which additional Materials should also be subject to a safety stock kept by CIPAN.  With respect to clause (c) of this Section 2.4, CIPAN shall keep a safety stock of any Materials that are not Critical Materials according to the terms agreed upon by the Supply and Quality Committee.

2.5[* * *]

2.6Territory Expansion.  At any time during the Term, Paratek may provide written notice to CIPAN of its desire to expand the Territory under this Agreement with respect to one (1) or both Products to include one (1) or more additional countries or territories.  Promptly following such notification, the Supply and Quality Committee shall meet to discuss any expansion of CIPAN’s Manufacturing capabilities that would be necessitated by such expansion in accordance with clause (b) of Section 4.3 and the Parties shall use good faith commercially reasonable efforts to execute an amendment that (a) amends the definition of “Territory” under Section 1.1.87 to include such additional countries or territories and (b) modifies the provisions of this Agreement as necessary in order to reflect the regulatory requirements of such additional countries or territories.  For clarity, Paratek shall not be obligated to amend the definition of Territory at any point during the Term.

2.7Supply to Paratek Licensees.  In the event Paratek delivers a written request to CIPAN requesting that CIPAN engage in negotiations with a Paratek Licensee on the terms of a definitive agreement pursuant to which CIPAN would Manufacture and supply one (1) or both Products to such Paratek Licensee or a designee of a Paratek Licensee, CIPAN shall use commercially reasonable good faith efforts to negotiate and execute such agreement on substantially the same terms of this Agreement (including pricing, orders, forecasting, delivery, non-conformance, failure to supply, term and termination).

2.8Process Improvements.

2.8.1During the Term, CIPAN, in coordination with the Supply and Quality Committee, shall use reasonable efforts to reduce the cost of Manufacturing Products [* * *].  In the event that Paratek presents CIPAN with a proposal to lower the costs of Manufacturing any Product (including purchasing strategies, process improvement, equipment selection, layout, etc.), CIPAN shall not unreasonably withhold its approval and implementation of such proposal [* * *]. Any reductions in Manufacturing costs stemming from process improvements or Paratek’s proposals pursuant to this

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Section 2.8.1 [* * *] and upon Paratek’s request, the Parties shall promptly meet to re-evaluate and mutually agree in good faith upon a reduction in the Supply Price for Products reflecting [* * *] of such reduction in Manufacturing costs.

2.8.2CIPAN will provide to Paratek, subject to applicable confidentiality obligations under this Agreement, [* * *].

3.	Services

3.1Scopes of Work.  CIPAN shall perform for Paratek certain services related to the development, technology transfer, process improvements and Manufacturing (including scale-up and validation) of the Products (the “Services”) as set forth in one (1) or more statements of work to be mutually agreed by the Parties and attached as addenda to this Agreement (each, a “Scope of Work”).   Each Scope of Work shall be automatically incorporated by reference into and governed by the terms and conditions of this Agreement.  A Scope of Work shall include the scope of Services to be provided by CIPAN, any deliverables or milestones in connection with such Services, the fees payable for such Services, the applicable standard of service to be provided and any other relevant terms and conditions not already set forth in this Agreement.  In the event of any conflict between this Agreement and any Scope of Work, the terms of this Agreement shall govern unless the Scope of Work explicitly states that its terms and conditions are to supersede this Agreement.  The Parties may amend the activities or costs set forth in any Scope of Work by mutual written agreement.

3.2Fees. As part of a Scope of Work, the Parties will negotiate reasonable costs for the Services to be performed by CIPAN for Paratek under such Scope of Work.  CIPAN shall submit a cost estimate to Paratek for any such Service, and shall not commence any such Service until Paratek provides written notice of its approval of such cost estimate (or the Parties otherwise mutually agree on the costs for such Service).  As a general principle, any such cost estimate shall reflect [* * *].

4.	SUPPLY AND QUALITY COMMITTEE

4.1Composition. The Supply and Quality Committee shall be comprised of an equal number of representatives of each Party.  Each Party shall appoint its respective representative to the Supply and Quality Committee within thirty (30) days of the Effective Date, and from time to time, may substitute one (1) or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change.  All Supply and Quality Committee representatives shall have appropriate expertise, seniority, decision-making authority and relevant expertise in matters related to the Manufacturing and supply of Products.

4.2Meetings. The Supply and Quality Committee shall meet as necessary to carry out its duties under Section 4.3, but no more often than once per Calendar Quarter, unless otherwise agreed by its members.  Unless otherwise agreed by the Parties, each Party will request that one or more of its executive officers attend one meeting of the Supply and Quality Committee each Calendar Year.  The Supply and Quality Committee shall meet in-person at Paratek or CIPAN or, alternatively, by means of teleconference, videoconference or other similar communications equipment.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.3Supply and Quality Committee Responsibilities.  The Supply and Quality Committee shall provide a forum for the discussion, coordination and review of all activities under this Agreement (including under any Scope of Work), and shall in particular have responsibility for the following: (a) reviewing key metrics for each Product’s production and quality, and reviewing and monitoring any required remediation with respect to production and quality for each Product; (b) reviewing CIPAN’s capacity and short-term and long-term planning for clinical and commercial supply of each Product, including anticipating any capacity shortfalls and discussing the cost allocation of investments required to increase capacity or improve efficiencies; (c) reviewing and discussing draft Scopes of Work; (d) establishing resource priorities and resolving resource conflicts; [* * *].

4.4Decision-Making. All of each Party’s representatives on the Supply and Quality Committee shall collectively have one (1) vote with respect to decisions before the Supply and Quality Committee.  Unless this Agreement provides for a Party to have decision-making authority with respect to a topic within the Supply and Quality Committee’s purview, all decisions of the Supply and Quality Committee must be made by unanimous consent, which shall be documented in written minutes of the Supply and Quality Committee and signed by a representative of each Party.  [* * *]

5.	NeW FACILITY AREA; RELATED INVESTMENT

5.1New Facility Area Renovation.  [* * *]  To oversee the renovation of the New Facility Area, CIPAN, through its Engineering and Procurement Departments, will contract with an internationally recognized construction firm(s) with a demonstrated experience in industrial facilities. CIPAN shall construct the New Facility Area (i) in accordance with the construction schedule set forth in Exhibit C (the “New Facility Area Renovation Schedule”), (ii) to meet cGMPs and (iii) to meet all FDA requirements for equipment qualification and computer system validation.  [* * *]

5.2New Facility Area Requirements.  CIPAN shall complete the renovation of the New Facility Area as soon as practicable, but in no event later than [* * *] after the Effective Date of this Agreement, at which time (i) the New Facility Area shall be able to produce, on an annual basis, at least [* * *] of Crude Omadacycline, (ii) the Original Facility shall have the capacity to produce, on an annual basis, at least [* * *] of Minocycline and (iii) shall have completed Operational Qualification and the Validation Activities.  By [* * *], CIPAN shall finalize the expansion of the New Facility Area’s annual production capacity to be [* * *] of Crude Omadacycline with a batch size of [* * *] (the “Maximum Capacity”) and the Original Facility shall have the capacity to produce on an annual basis at least [* * *] of Minocycline.  Without restricting any other right of Paratek hereunder, [* * *].  For clarity, any breach of this Section 5.2 by CIPAN shall be deemed a breach of CIPAN’s material obligations under this Agreement.

5.3Ownership. CIPAN covenants that it shall own the Original Facility and the New Facility Area at all times during the Term.  [* * *]

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5.4Paratek Additional Investment.  Subject to the terms and conditions set forth in this Agreement, in consideration of CIPAN’s commitment to Manufacture Products under this Agreement by renovating the New Facility Area as described in this Agreement, Paratek shall pay to CIPAN the following amounts upon the fulfillment of particular New Facility Area Milestone Events as set forth below:

New Facility Area Milestone Event	Milestone Payment
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

For clarity, in no event shall Paratek be obligated to pay more than [* * *] to CIPAN under this Section 5.4 and each New Facility Area Milestone shall be payable one time only regardless of the number of times that the specified event occurs.  CIPAN shall notify Paratek of the achievement of each New Facility Area Milestone Event with a proforma invoice for the relevant milestone payment, which shall be paid by Paratek within [* * *] of Paratek’s receipt of such invoice, except that Paratek shall pay the milestone payment due upon the Effective Date of this Agreement within [* * *] following the Effective Date.  Each payment made to CIPAN by Paratek under this Section 5.4 shall be [* * *].

6.	[* * *]; ALTERNATIVE SUPPLY AND NEW FACILITY AREA.

6.1[* * *]

6.2[* * *]

6.3Alternative Supply.  At any time during the Term, Paratek may elect to qualify one (1) or more alternative manufacturing facilities (whether owned by a Third Party, Paratek or by one of Paratek’s Affiliates) to Manufacture the Products (each, a “Backup Supplier”).  Paratek shall be responsible for any costs associated with qualifying Backup Suppliers.  [* * *]  CIPAN shall use commercially reasonable efforts to cooperate with the qualification of any Backup Supplier, including (a) technology transfer of all CIPAN Technology, Joint Technology and, to the extent in its possession, Paratek Technology, necessary or useful for the Manufacture of the Products; provided that, to the extent that such technology and know-how constitutes CIPAN Confidential Information it shall be subject to the provisions of Article 16 and Paratek’s designated Backup Supplier shall be required to enter into a confidentiality agreement with CIPAN containing substantially the same terms as Article 16 and (b) providing Paratek and any Backup Supplier with consulting services related to the Manufacture, quality control and quality assurance of the Products.   Paratek shall reimburse CIPAN for performing such services described in the preceding sentence at [* * *] within [* * *] of invoice.

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6.4[* * *]

6.4.1[* * *]

6.4.2During the Term, CIPAN shall not, and shall cause its Affiliates not to, enter into any agreement or other obligation with a Third Party, including by accepting a purchase order from a Third Party, to manufacture any product or component thereof in, to perform any services in, or to otherwise reserve or use any capacity of, the New Facility Area except to the extent the New Facility Area, after fulfilling Paratek’s demand as estimated in the Rolling Forecasts and the Long Range Forecast, has capacity available for such manufacture or services (such activities that can be conducted utilizing such excess capacity, the “Permitted Third Party Activities”).  Permitted Third Party Activities may only take place on terms reasonably acceptable to Paratek and CIPAN shall pay Paratek [* * *] of any [* * *] within [* * *] of CIPAN or its Affiliate’s receipt of such payment.  Each payment made to CIPAN by Paratek under this Section 6.4 [* * *].

6.4.3[* * *]

6.4.4CIPAN will keep and will cause its Affiliates to keep books and accounts of record in connection with [* * *] in sufficient detail to permit accurate determination of royalties on [* * *] to be paid hereunder. CIPAN and its Affiliates will maintain such records for [* * *].  Upon [* * *] prior notice from Paratek, CIPAN will permit an independent certified public accounting firm selected by Paratek to examine, at [* * *] sole expense, the relevant books and records of CIPAN and its Affiliates as may be reasonably necessary to verify the royalties on [* * *] under Section 6.4.2. The accounting firm will be provided access to such books and records at CIPAN’s or its Affiliates’ facility(ies) during CIPAN’s normal business hours.  Upon completion of the audit, the accounting firm will provide both Parties a written report disclosing any discrepancies in the royalties paid to Paratek, and specific details related thereto.  If such accounting firm concludes that additional royalties were due to Paratek, then CIPAN will pay to Paratek the additional royalties within [* * *] of the receipt of such report. Further, if the amount of such underpayments exceeds more than [* * *] of the amount that was payable to Paratek, then CIPAN will reimburse Paratek for Paratek’s out-of-pocket costs in connection with the audit.

7.	DELIVERY; FAILURE TO SUPPLY

7.1Delivery.  All Products shall be delivered [* * *].  CIPAN will notify Paratek at least ten (10) Business Days prior to any shipment of Product.  CIPAN is responsible for the arrangement of transport of Products from the Facility to the shipping destination specified in the purchase order.  All Products shall be suitably prepared and packed for shipment in suitable containers in accordance with sound commercial practices to ensure that Products are delivered in an undamaged condition. CIPAN shall mark the relevant purchase order number on each container and enclose an itemized packing slip with such number with the shipment.  [* * *] CIPAN shall hold title to and bear all risk of loss or damage to Products and Materials prior to such item’s delivery to Paratek or its designee hereunder.  Time is of the essence for all deliveries of Products.  CIPAN shall ensure that all Product held in storage is stored in accordance with the Specifications until delivery to Paratek under this Agreement and that all storage areas meet cGMP requirements.  In the event of any delay in delivery of Product from the delivery date on the applicable purchase order for such Product, if such delay is: [* * *], unless, in each case ((a) and (b)), such delay is due to a Force Majeure Event causing a worldwide shortage of the applicable Materials, in which case Article 17 shall apply.

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7.2Manufacturing Date. CIPAN shall schedule its Manufacturing operations so that all Products delivered have the maximum shelf life possible and in any event no Minocycline delivered hereunder shall have less than [* * *] of shelf life remaining at the time of delivery.  If Product is delivered to Paratek or Paratek’s designee whose shelf life does not conform to the requirements set forth in this Section 7.2, CIPAN shall promptly, at its cost and expense, refund or replace the non-conforming Product upon Paratek’s request.

7.3Material Failure of Supply.  If CIPAN, for any reason, fails to supply at least [* * *] of the units of any Product required to be delivered by CIPAN pursuant to valid purchase orders placed by Paratek during any period of [* * *] or longer beginning on the requested delivery date, in addition to and without limiting any other remedies available to Paratek:

7.3.1 Paratek shall be entitled to notify CIPAN of its intent to source from the Backup Supplier all or any of the Products [* * *]; and

7.3.2After consultation with the Supply and Quality Committee, CIPAN shall promptly take any and all steps or actions necessary to remedy such failure for so long as such failure persists.

7.4Notice of Failure to Supply.   Without limiting any other obligation of CIPAN or right of Paratek under this Agreement (including under Section 7.3 for a material failure of supply), if CIPAN is unable or anticipates that it will be unable to supply Products meeting Paratek’s forecasted requirements of any Product(s) in a timely manner at any time during the Term, CIPAN shall provide prompt written notice to Paratek.  Following such notice, the Parties shall discuss in good faith how to prevent or mitigate such inability to supply, including the ability of Paratek to seek [* * *] from a Backup Supplier(s).  CIPAN shall implement in good faith any reasonable suggestions of Paratek to prevent or mitigate such inability to supply at its own expense unless otherwise mutually agreed upon by the Parties.

7.5Metrics Report; Yield Requirements.

7.5.1CIPAN shall Manufacture and supply Products under this Agreement so as to meet the pre-defined performance-based targets and reporting requirements set out in Exhibit D and otherwise as mutually agreed by the Parties (“Key Performance Indicators” or “KPIs”).  CIPAN shall provide to Paratek a performance report, which will record CIPAN’s performance against each of the KPIs Paratek is responsible for reporting pursuant to Exhibit D.  Performance reports shall be reviewed at meetings of the Supply and Quality Committee.  From time to time, and at least once per year, the Supply and Quality Committee shall review the KPIs and the performance data collected and reported by CIPAN.  [* * *]

7.5.2Target Yield Determination.  After CIPAN has produced a minimum of [* * *] Batches of Crude Omadacycline over a period of at least [* * *] (each, a “Target Yield”).  Thereafter, CIPAN will strive to maintain an actual annual yield level for Minocycline for Crude Omadacycline (the “Actual Annual Yield”) above the applicable Target Yield.  [* * *]

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7.5.3API Usage Variance Calculation.  If the Actual Annual Yield falls more than [* * *] below the respective Target Yield for the Calendar Year, then the shortfall for the Year (the “Shortfall”) will be calculated as follows: [* * *].   Payment for the Shortfall will be due to Paratek from CIPAN not later than 45 days after the end of the Calendar Year or, at Paratek’s request, CIPAN will instead provide, at no cost to Paratek, Minocycline volume with value equal to the Shortfall within such timeframe.

8.	PRICE AND PAYMENT

8.1Supply Price.  The price of Products to be sold to Paratek during the Term shall be based on the annual volume of each Product ordered by Paratek as set forth in Exhibit A attached hereto, subject to adjustment as set forth in Sections 2.8.1, 7.1, 8.2 and 8.3 (such price for a Product, the “Supply Price” for such Product). [* * *]  The Supply Price per kilogram invoiced by CIPAN to Paratek for Minocycline during any rolling [* * *] shall be the [* * *].  The Supply Price for Minocycline shall comply with this Section 8.1 as of the Effective Date. For the avoidance of doubt, the Supply and Quality Committee will not have any responsibilities relating to the Supply Price matters unless such responsibilities are expressly provided in clause (f) of Section 4.3 of this Agreement.

8.2Price Adjustments.

8.2.1Beginning prior to [* * *], the Supply Price for each Product for the next Calendar Year shall be adjusted by mutual agreement of the Parties on a yearly basis at least [* * *] prior to the beginning of such Calendar Year, such adjustment to reflect: [* * *].  CIPAN will permit Paratek to promptly review such portions of its internal records, books and any other materials that are necessary in order to substantiate CIPAN’s proposed Supply Price for a Product or any adjustment to the Supply Price for a Product, such materials to be considered CIPAN’s Confidential Information hereunder.  For clarity, under this Section 8.2.1, Paratek shall have no right to review CIPAN’s records regarding other activities or products that are not relevant to the proposed Supply Price for a Product or any adjustment thereto as set forth in this Section 8.2.1.

8.3[* * *]

8.4Payment.  CIPAN shall invoice Paratek for Products on or after the Approval Date and shall only charge Paratek for Products that are shipped to Paratek or Paratek’s designee pursuant to this Agreement.   Paratek shall pay CIPAN for all supplied quantities of conforming Products within [* * *] from the date of invoice receipt; provided that, pending resolution regarding any disagreement between the Parties as to conformance of a Product to the requirements of this Agreement or the Quality Agreement, Paratek is not obligated for any payment with respect to any Product Paratek believes to be non-conforming.  In this Agreement, unless expressly otherwise stated, all references to money or payments means US Dollars and all payments made hereunder shall be made in that currency.

8.5Taxes and Other Charges.  All Product prices are inclusive of taxes, any shipping costs incurred through the point of delivery of such Product(s) and other charges.  Paratek and CIPAN shall cooperate to eliminate or minimize the amount of any such taxes imposed on the transactions contemplated in this Agreement.  Paratek is not responsible for any penalties or interest related to the failure of CIPAN to collect sales, use, VAT or similar taxes.

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9.	COMPLIANCE, QUALITY AND ENVIRONMENTAL

9.1Quality Agreement.  The Parties have entered into the Quality Agreement, dated as of November 2, 2016 (as amended from time to time in accordance with its terms, the “Quality Agreement”).  Each Party agrees to perform its respective obligations under the Quality Agreement in accordance with such agreement.

9.2Compliance with Law.  CIPAN shall conduct its Manufacturing operations hereunder in a safe and prudent manner, in compliance with all applicable laws and regulations (including, but not limited to, those dealing with occupational safety and health, those dealing with public safety and health, those dealing with protecting the environment, and those dealing with disposal of wastes), and in compliance with all applicable provisions of this Agreement and the Quality Agreement.  CIPAN shall obtain all necessary registrations and permits pertaining to activities contemplated by this Agreement and the Quality Agreement.  To the extent necessary for the Regulatory Approval of Products, CIPAN shall permit the inspection of the Facility by Regulatory Authorities and shall supply all documentation and information requested by Paratek to obtain or maintain Regulatory Approval of Products.

9.3Manufacturing Quality. CIPAN shall obtain all Materials from Approved Suppliers and shall pay such suppliers on a timely and current basis.  All Products shall be Manufactured at the Facility. CIPAN shall sample and analyze all Materials upon receipt to ensure that such Materials are free of defects and meet the applicable specifications therefor set forth within the Quality Agreement. Any goods in process (e.g., intermediate goods) and finished goods produced from such Materials shall be in compliance with the Quality Agreement.  CIPAN shall perform periodic audits of all Approved Suppliers for starting Materials to ensure such Approved Supplier’s compliance with this Agreement, the Quality Agreement, cGMPs and applicable laws and regulations with respect to the Materials.  CIPAN shall take all necessary steps to prevent contamination and cross contamination of Products.  Products shall be unadulterated and free from contamination, diluents and foreign matter in any amount.  CIPAN shall immediately notify Paratek in the event it becomes aware of any material issues with the supply of Materials from an Approved Supplier, including delays in delivery or delivery of non-conforming materials.

9.4Business Continuity Plan.  Within [* * *] following the Effective Date, CIPAN will provide to Paratek a disaster recovery and business continuity plan (the “Business Continuity Plan”) that is intended to facilitate the continuous operation and, in the event of an interruption, the recovery of all material business functions necessary for CIPAN to satisfy its obligations under this Agreement. At all times during the Term, CIPAN will maintain and adequately support such Business Continuity Plan, which  will include at a minimum a detailed disaster recovery plan, which describes the management methodology, management team, emergency contact persons, and specific plans for potential risks that may disrupt CIPAN’s operations.  The plan shall meet and be consistent with generally accepted industry standards.  Upon Paratek’s request, CIPAN will promptly provide a copy of the Business Continuity Plan to Paratek.

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10.	QUALITY AUDITS; Testing and Inspection of the Products

10.1Inspection and Auditing Rights.  Paratek and its representatives (including Third Party health and safety compliance auditors) shall have the right, at Paratek’s expense, to audit, inspect and observe the Facility, the performance by CIPAN of its obligations under this Agreement and the Quality Agreement, CIPAN’s compliance with applicable laws and regulations in the performance of its obligations under this Agreement and the Quality Agreement, and the handling, Manufacture, testing, inspection, storage, disposal and transportation of the Product by CIPAN and its permitted subcontractors, during normal business hours and upon at least [* * *] prior notice, provided that, [* * *].  CIPAN shall make available to Paratek all relevant records and reports and Paratek shall have the right to copy all such records and reports.  CIPAN agrees to respond to Paratek’s audit findings within [* * *] of receipt of Paratek’s audit report, to take prompt corrective action to remedy any observed violations of the terms of this Agreement, the Quality Agreement or of applicable law or regulations and to be responsive to the recommendations contained therein.  Such audits may be conducted no more than [* * *] at [* * *] expense, provided that Paratek may also conduct follow-up audits or inspections at [* * *] expense at any time or times during a Calendar Year that are directed at [* * *].

10.2  Representatives in the Facility.  With respect to each of the Original Facility and the New Facility Area, Paratek will have the option to have up to [* * *] employee representatives of Paratek and/or its Affiliates on site during preparation, production, testing and release activities for Products (each, a “Site Visit”) with no advance notice provided to CIPAN from Paratek if such Site Visit is limited to [* * *]. Any Site Visit for longer than a [* * *] will require Paratek to provide CIPAN with notice at least [* * *] prior to the arrival of Paratek representatives on site. Notwithstanding the foregoing, Site Visits to the Original Facility or the New Facility Area for longer than a [* * *] may occur no more than [* * *] per site in accordance with this Section 10.2, unless otherwise mutually agreed by the Supply and Quality Committee; provided, however, that any Site Visits (regardless of the duration thereof) to the Original Facility or New Facility Area that directly relate to quality assurance actions in connection with any audits conducted pursuant to Section 10.1 or any government inspections conducted pursuant to Section 10.7 shall not be subject to this annual limit or the notice procedures set forth in this Section 10.2.  Paratek representatives will, strictly for the purpose of ensuring compliance with cGMPs: (i) have full access to the manufacturing operations and laboratories (including facilities, equipment, documentation, and personnel) utilized for the Manufacture of Products when Products under this Agreement are being produced, tested, or released, (ii) have the option to participate in batch record reviews, deviation investigations, customer complaints, quality incidents, and other such activities related to the release of Products, (iii) will conduct periodic meetings with functional areas as appropriate and reasonable with respect to Manufacture of Products,  (iv) participate in routine and for-cause quality audits, (v) review validation data for systems and processes relevant to Products, (vi) ensure appropriate quality metrics are tracked and trended to identify adverse quality trends in both Products and systems relevant to Paratek and (vii) participate in scheduled periodic cGMP audits.

10.3Product Rejection and Inspection.

10.3.1Paratek shall have a period of [* * *] from the date of Paratek’s delivery of Products (the “Inspection Period”) to inspect, or cause to have inspected by a Third Party designated by Paratek, any shipment of Products to determine whether such shipment conforms to Specifications or otherwise breaches CIPAN’s warranties set forth in this Agreement.  Paratek shall give CIPAN notice of

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rejection (“Rejection Notice”) of any shipment of Products that, in whole or part, failed to meet Specifications or which otherwise breached CIPAN’s warranties set forth in this Agreement, in each case at the time of delivery pursuant to Section 7.1.

10.3.2If Paratek determines during the Inspection Period for a Product(s) that such Product(s) did not conform to Specifications or otherwise breached CIPAN’s warranties set forth in this Agreement, in each case at the time of delivery pursuant to Section 7.1, it shall notify CIPAN prior to [* * *].  Paratek’s failure to timely deliver a Rejection Notice shall be deemed its acceptance of the Product, unless a Latent Defect of such Product exists.   Paratek shall accompany any Rejection Notice with reasonable supporting evidence in its possession that shows that the Product delivered to Paratek by CIPAN was not Manufactured in accordance with Specifications or otherwise breaches CIPAN’s warranties set forth in this Agreement, in each case at the time of delivery pursuant to Section 7.1.

10.4Independent Testing.

10.4.1 If Paratek delivers a Rejection Notice to CIPAN in respect of all or any part of a shipment of Product(s), then the Parties shall have [* * *] from the date of CIPAN’s receipt of such Rejection Notice to resolve any dispute regarding whether all or any part of such shipment of the Product(s) was Manufactured in conformance with Specifications and CIPAN’s warranties set forth in this Agreement.  Either Party may request, in writing, at any time within such [* * *] period that a Laboratory be used to determine whether the Product met Specifications or CIPAN’s warranties at the time of delivery and any such determination of a Laboratory shall be binding upon the Parties. [* * *]

10.4.2If the Laboratory determines, or the Parties otherwise agree, that the Product(s) met Specifications at the time of delivery, then Paratek shall (i) pay to CIPAN the Supply Price invoiced for such Product(s) pursuant to Section 8.1, and (ii) pay to the Laboratory the amount of the fees charged by the Laboratory for such testing, if applicable.

10.4.3If the Laboratory determines, or the Parties otherwise agree, that the Product(s) did not meet Specifications or CIPAN’s warranties set forth in this Agreement at the time of delivery, then CIPAN shall (i) reimburse Paratek for any Supply Price previously paid by Paratek for such non-conforming Product(s), (ii) pay to the Laboratory the amount of the fees charged by the Laboratory for such testing, if applicable (iii) dispose of the non-conforming Product, at CIPAN’s expense, in accordance with Paratek’s instructions, and (iv) re-initiate Manufacturing and supply of replacement Product(s) conforming to Specifications as soon as reasonably practicable (but in no event more than [* * *] following the Laboratory’s determination).  Paratek shall pay to CIPAN the Supply Price for such replacement Product(s) in accordance with Section 8.1.

10.5Latent Defects.  As soon as either Party becomes aware of a Latent Defect in any Batch, such Party shall immediately notify the other Party thereof, and, at Paratek’s election, the applicable Batch shall be deemed rejected as of the date of delivery of such notice.  In such case, CIPAN shall, without limiting any other remedies available to Paratek, (a) reimburse Paratek for any Supply Price  previously paid by Paratek for such non-conforming Batch, (b) dispose of the non-conforming Batch, at CIPAN’s expense, in accordance with Paratek’s instructions, (c) Manufacture and supply of replacement Batch conforming to Specifications as soon as reasonably practicable (but in no event more than [* * *] following the discovery of the Latent Defect) and (d) reimburse Paratek for any reasonable out-of-

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pocket costs incurred by Paratek relating to the acceptance of returns from Paratek’s customers resulting from such non-conforming Batch.  At its election, Paratek may recover undisputed amounts to which it may become entitled under this paragraph by deducting such amounts from amounts then due or that may subsequently become due to CIPAN from Paratek hereunder.

10.6Samples and Record Retention.  CIPAN shall retain records and retention samples of each Batch of Product for at least [* * *] and shall make the same available to Paratek upon request. After the required holding period, CIPAN shall provide written notice to Paratek and, at Paratek’s direction, shall either destroy or otherwise disposition such retention samples at CIPAN’s expense.  During and after the term of this Agreement, CIPAN shall assist Paratek with respect to any complaint, issue or investigation relating to Product.

10.7Government Inspections.  Each Party shall promptly notify the other Party if such Party receives notice from a Regulatory Authority regarding a cGMP investigation or other inspection with respect to a Product.  If CIPAN receives advance notice of any such investigation, inspection or visit by any Regulatory Authority to inspect the Facility or review the Manufacture of a Product, CIPAN shall permit, to the extent permitted by applicable law, Paratek or its representatives to be present during such visit, at Paratek’s expense.  Upon Paratek’s request, CIPAN shall provide Paratek with a copy of any report issued by such Regulatory Authority following such visit.

10.8Recalls and Seizure.

10.8.1Each Party shall keep the other Party promptly and fully informed of any notification or other information whether received directly or indirectly which might result in the Recall or Seizure of Paratek Product(s).  If either Party determines that it is necessary to Recall any Paratek Product, it shall immediately notify the other Party and CIPAN will collaborate with Paratek in connection with any Recall or Seizure.  In any such situation, Paratek shall have the right to make all final decisions regarding a Recall or Seizure of Paratek Products.

10.8.2CIPAN shall be liable for the out-of-pocket costs and expenses actually incurred by Paratek as a result of any Recall or Seizure (including any Supply Price paid for the Product incorporated in the relevant Paratek Product and any in-process or finished Product that cannot be shipped due to the Recall or Seizure), to the extent such Recall or Seizure results from [* * *].

10.8.3Paratek shall be liable for the out-of-pocket costs and expenses actually incurred by CIPAN as a result of any Recall or Seizure to the extent such Recall or Seizure results from [* * *].

11.	MANUFACTURING CHANGES

11.1Voluntary Changes.

11.1.1Paratek may propose any change to the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the sources of Materials or the Methods of Analysis  by delivering a written notice to CIPAN of such proposed change.  Within ten (10) Business Days of receiving such notice, CIPAN shall inform Paratek of any and all reasonable costs associated with implementing such change and if Paratek agrees to reimburse CIPAN for such costs, CIPAN shall

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implement such change as promptly as practicable in consultation in Paratek; provided, however, that, if CIPAN notifies Paratek that it has determined in good faith that such change is not in compliance with applicable laws or regulations (including cGMP), the Parties shall submit such dispute to a Third Party expert for resolution.

11.1.2 CIPAN shall not make any changes to the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the sources of Materials or the Methods of Analysis without the prior written consent of Paratek.

11.2Required Changes.  If FDA or any other Regulatory Authority requests or requires any change in the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the source of Materials or Methods of Analysis with respect to any Product, the Parties shall promptly (but in no event more than ten (10) Business Days after receipt of the Regulatory Authority’s notice) meet and discuss an implementation plan for such change, including the allocation of any associated reasonable costs for such change.  If the Parties, after discussing the proposed change in reasonable good faith negotiations, cannot agree on the plan for implementing such change, the costs (or cost allocation) of implementing such change or CIPAN is technically or financially incapable of making such change, [* * *].  Each Party agrees to promptly forward to the other copies of any written communication received by such Party from the FDA or any other Regulatory Authority that may affect the Manufacture or supply of any Product as contemplated herein.

12.	INTELLECTUAL PROPERTY

12.1Ownership.

12.1.1Paratek shall have sole ownership of all Paratek Technology, including all Paratek Improvements, and shall have the sole right to prosecute, maintain and enforce such Paratek Technology in its sole discretion.  If, at any time before or during the Term, CIPAN owns (solely or jointly) any Paratek Improvements, CIPAN agrees to assign and does hereby assign all right, title and interest in and to such Paratek Improvements to Paratek.  CIPAN shall, and shall cause its Affiliates to, execute and deliver all requested assignments and other documents, and take such other actions as Paratek may reasonably request, in order to perfect and enforce Paratek’s rights in the Paratek Improvements.

12.1.2CIPAN shall have sole ownership of all CIPAN Technology, including all CIPAN Improvements, and shall have the sole right to prosecute, maintain and enforce such CIPAN Technology in its sole discretion.  If, at any time before or during the Term, Paratek owns (solely or jointly) any CIPAN Improvements, Paratek agrees to assign and does hereby assign all right, title and interest in and to such CIPAN Improvements to CIPAN.  Paratek shall, and shall cause its Affiliates to, execute and deliver all requested assignments and other documents, and take such other actions as CIPAN may reasonably request, in order to perfect and enforce CIPAN’s rights in the CIPAN Improvements.

12.1.3Except as expressly set forth in this Section 12.1, each Party shall own all right, title and interest in and to: (a) any and all Inventions made solely by its or its Affiliates’ employees, staff, agents or independent contractors in connection with their activities under this Agreement; (b) any and all patent rights claiming any Invention described in clause (a) of this Section 12.1.3; and (c) any and all know-how embodied by or in any Invention described in clause (a) of this Section 12.1.3.

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Except as expressly set forth in this Section 12.1, the Parties shall jointly own all right, title and interest in and to: (i) any and all Inventions made jointly by the Parties or their respective Affiliates or their or their Affiliates’ employees, staff, agents or independent contractors in connection with their activities under this Agreement; (ii) any and all patent rights claiming any Invention described in clause (i) of this Section 12.1.3; and (iii) any and all know-how embodied by or in any Invention described in clause (i) of this Section 12.1.3 (such Inventions, patent rights and know-how described in clauses (i) through (iii), the “Joint Technology”).  Subject to the license grants set forth in this Agreement, each Party shall be free to exploit, either itself or through the grant of licenses to Third Parties (which Third Party licenses may be further sublicensable), Joint Technology, throughout the world without restriction, without the need to obtain further consent from the other Party, and without any duty to account or payment of any compensation to the other Party.  Paratek shall have the sole right to prosecute, maintain and enforce any patent rights within the Joint Technology, in its sole discretion, provided that Paratek shall provide CIPAN with a reasonable opportunity to review and comment on any patent filings (such comments to be considered for implementation by Paratek in good faith) with respect to the Joint Technology prior to submission thereof.  Inventorship shall be determined in accordance with United States patent laws.

12.2Licenses.

12.2.1Subject to the terms and conditions of this Agreement, during the Term, Paratek hereby grants to CIPAN, a non-exclusive, worldwide, non-transferable, non-sublicensable, royalty-free license under the Paratek Technology, including the Paratek Improvements, solely to the extent necessary for CIPAN to perform its obligations under this Agreement and the Quality Agreement, for the sole purpose of performing such obligations.

12.2.2CIPAN shall, and hereby does, grant to Paratek a non-exclusive, worldwide, perpetual, irrevocable, sublicensable, royalty-free license under the CIPAN Technology, including the CIPAN Improvements, (a) to the extent necessary to effect any transfer of technology pursuant to this Agreement and (b) to conduct Paratek’s business activities with respect to the Products and Paratek Products, including the Manufacture and exploitation of the Products and Paratek Products by Paratek, its Affiliates, Paratek Licensees or Third Parties; [* * *].

12.3Technology Transfer.  Promptly following the Effective Date, and thereafter during the Term at least once per Calendar Quarter, or more often upon Paratek’s reasonable request, CIPAN shall transfer to Paratek all CIPAN Technology, Paratek Improvements and Joint Technology in CIPAN’s possession and not previously transferred to Paratek, for the purpose of enabling Paratek to exercise the license set forth in Section 12.2.2.

12.4[†]

12.5Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by CIPAN are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  CIPAN agrees that Paratek, as licensee of such rights under this Agreement, shall retain and may fully exercise all of

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their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against CIPAN under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, Paratek shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Paratek’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Paratek’s written request therefor, unless CIPAN elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of CIPAN upon written request therefor by Paratek.

13.	REPRESENTATIONS, WARRANTIES And covenants

13.1Representation and Warranties of Each Party.  Each of Paratek and CIPAN hereby represents, warrants and covenants to the other Party hereto as follows:

13.1.1it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

13.1.2the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and do not require any shareholder action or approval;

13.1.3it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

13.1.4the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or by laws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

13.1.5it shall comply with all applicable laws and regulations relating to its activities under this Agreement.

13.2Representations and Warranties of CIPAN.  CIPAN hereby further represents and warrants to Paratek as follows:

13.2.1each Product at the time of delivery to Paratek (i) have been Manufactured, stored and shipped in accordance with cGMP and all applicable laws, rules, regulations or requirements; (ii) conform to the Specifications, are free from defects and are merchantable; (iii) are not adulterated or misbranded within the meaning of the FD&C Act; and (iv) have been shipped and stored in accordance with the procedures set forth under this Agreement and the Quality Agreement;

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13.2.2as of immediately prior to the delivery of each Product to Paratek, CIPAN has good and marketable title to all Products and Products are free from all liens, charges, encumbrances and security interests; and

13.2.3CIPAN does not, at any time from and after the Effective Date, retain or use the services of (a) any person debarred under 21 U.S.C. § 335a or (b) any person who has been convicted of a crime as defined under the FD&C Act, in each case in any capacity associated with or related to the Manufacture or supply of Products or any service rendered to Paratek under this Agreement or the Quality Agreement.

13.3Representation by Legal Counsel.  Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

13.4[* * *]

14.	INDEMNIFICATION, LIMITATION OF LIABILITY AND INSURANCE

14.1Indemnification.

14.1.1CIPAN shall indemnify, defend and hold harmless Paratek, its directors, officers, employees and agents (collectively, the “Paratek Representatives”) from and against all damages, losses, liabilities, expenses, claims, demands, suits, penalties or judgments or administrative or judicial orders (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) to, from or in favor of Third Parties to the extent resulting from or arising out of (i) the [* * *] actions or omissions of CIPAN or CIPAN Representatives; (ii) any breach by CIPAN of its representations, warranties or covenants in this Agreement; (iii) any Recall or Seizure attributable to CIPAN’s performance or failure to perform pursuant to this Agreement (including amounts Paratek may pay or credit to its customers for Products so Recalled or Seized); (iv) any assertion that the Manufacture of any Product infringe any patent, copyright or trademark or misappropriate any trade secret or other intellectual property of any Third Party, except to the extent that any such allegation relates to the Manufacturing Information; (v) the renovation or construction of the New Facility Area; and (vi) CIPAN’s failure to comply with any applicable law, regulation or order (including environmental laws, regulations and orders and any failure by CIPAN to obtain and maintain any Regulatory Approvals relating to the Manufacturing of Product and required to be obtained and maintained by CIPAN under applicable law, regulation or order); provided, however, that, in each case, CIPAN shall not be required to indemnify pursuant to this Section 14.1.1 with respect to any Losses to the extent arising from or related to the [* * *] actions or [* * *] omissions of one or more Paratek Representatives or Paratek’s breach of its representations, warranties, covenants or other obligations hereunder.  The provisions of this Section shall survive the termination or expiration of this Agreement.

14.1.2Paratek shall indemnify, defend and hold harmless CIPAN, its directors, officers, employees and agents (collectively, the “CIPAN Representatives”) from and against all Losses to, from or in favor of Third Parties to the extent resulting from or arising out of (i) the [* * *] actions or

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omissions of  Paratek or Paratek Representatives; (ii) any breach by Paratek of its representations, warranties or covenants in this Agreement; or (iii) any allegation that the use of the Manufacturing Information in accordance with this Agreement infringes any patent, copyright or trademark or misappropriate any trade secret or other intellectual property of any Third Party; provided, however, that, in each case, Paratek shall not be required to indemnify pursuant to this Section 14.1.2 with respect to any Losses to the extent arising from or related to the [* * *] actions or [* * *] omissions of one or more CIPAN Representatives or CIPAN’s breach of its representations, warranties, covenants or other obligations hereunder.  The provisions of this Section shall survive the termination or expiration of this Agreement.

14.1.3Each Party and its directors, officers, employees or agents (an “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”), in writing, of any claim asserted or threatened against such Indemnified Party for which such Indemnified Party is entitled to indemnification hereunder from the Indemnifying Party.  With respect to any such claim the Indemnified Party shall reasonably cooperate with and provide such reasonable assistance to such Indemnifying Party as such Indemnifying Party may reasonably request, and all reasonable out-of-pocket costs of such assistance shall be paid by the Indemnifying Party.  Such reasonable assistance may include providing copies of all relevant correspondence and other materials that the Indemnifying Party may reasonably request. The obligations of an Indemnifying Party under Sections 14.1.1 and 14.1.2 are conditioned upon the delivery of written notice to the Indemnifying Party of any asserted or threatened claim promptly after the Indemnified Party becomes aware of such claim, provided that the failure of the Indemnified Party to give such notice or any delay thereof shall not affect the Indemnified Party’s right to indemnification hereunder, except to the extent that such failure or delay impairs the Indemnifying Party’s ability to defend or contest any such claim.  The Indemnifying Party shall have the right to assume the defense of any suit or claim for which indemnification is sought. If the Indemnifying Party defends the suit or claim, the Indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense. An Indemnifying Party may not settle a suit or claim, without the consent of the Indemnified Party, if such settlement would (a) impose any monetary obligation on the Indemnified Party for which indemnification is not provided hereunder, (b) not include a full release of claims with respect to the Indemnified Party (c) require the Indemnified Party to submit to an injunction or (d) otherwise limit the Indemnified Party’s rights under this Agreement. Any payment made by an Indemnifying Party to settle any such suit or claim shall be at its (or its insurer’s) own cost and expense.

14.2EXCEPT [* * *], IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR REVENUES) ARISING OUT OF, OR AS A RESULT OF, THE SALE, DELIVERY, NONDELIVERY, SERVICING, USE OR LOSS OF USE OF THE PRODUCT, REGARDLESS OF WHETHER SUCH CLAIM IS BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT OR OTHER THEORY.

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14.3Insurance.  CIPAN shall obtain and maintain insurance adequate to cover its obligations under this Agreement, to the extent such obligations are insurable. Without limiting the foregoing, CIPAN shall obtain and maintain the following kinds of insurance with the minimum limits set forth below.

Kind of Insurance	Minimum Limits
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

Upon request, CIPAN shall furnish insurance certificates as directed by Paratek, satisfactory in form and substance to Paratek, showing the above coverages, and providing for at least ten (10) days’ prior written notice to Paratek by the insurance company of cancellation or modification.  Paratek shall be named as an additional insured on the CIPAN’s policies.  Coverage shall be procured with carriers [* * *].

15.	TERM AND TERMINATION

15.1Term.  This Agreement shall commence on the Effective Date and continue, with respect to each Product, unless sooner terminated as set forth below in this Article 15 or in Article 17, for the duration of the Initial Term and after the Initial Term, for successive Renewal Terms.

15.2Termination at Will.

15.2.1Paratek may terminate this Agreement in its entirety or with respect to a Product at any time during the Initial Term or Renewal Term with delivery of [* * *] prior written notice of such termination to CIPAN.

15.2.2Following the first Renewal Term, CIPAN may terminate this Agreement in its entirety or with respect to a Product at any time during a Renewal Term with delivery of [* * *] prior written notice of such termination to Paratek.

15.3Termination for Material Breach. In the event that either Party breaches any of its material obligations under this Agreement, the other Party may deliver written notice of such breach to the breaching Party.  If the breaching Party fails to cure such breach within [* * *] following its receipt of such notice, the non-breaching Party may terminate this Agreement either in its entirety or on a Product-by-Product basis with respect to the Product to which such breach relates, by written notice to the breaching Party.

15.4Termination for Regulatory Issues; Compliance Failures.  Paratek may, notwithstanding any cure periods set forth in Section 15.3, immediately terminate this Agreement, in its entirety or on a Product-by-Product basis, by providing written notice of termination to CIPAN if (a) CIPAN is or becomes subject to any Regulatory Authority warning letter with respect to a Facility or any Product and

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fails to comply with or meet the standards for cure or corrective action set forth in such letter; (b) CIPAN becomes subject to a consent decree issued by a Regulatory Authority; or (c) CIPAN fails at least [* * *] to comply with Section 9.2. Notwithstanding the foregoing, Paratek may not immediately terminate this Agreement pursuant to clause (a) of this Section 15.4 in the event that such failure by CIPAN is solely caused by CIPAN’s compliance with this Agreement and CIPAN notifies Paratek of such within [* * *] of its receipt of the relevant warning letter; provided, however, that, in such case, the Parties will use good faith efforts to amend this Agreement to comply with the requirements of the applicable warning letter but CIPAN’s failure will remain subject to Paratek’s ability to terminate this Agreement, in whole or in part, under Section 15.3.

15.5Termination for Insolvency.  In the event that (i) either Party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) either Party files a voluntary petition of bankruptcy in any court of competent jurisdiction or (iii) this Agreement is assigned by either Party for the benefit of creditors, then the other Party may terminate this Agreement either in its entirety or on a Product-by-Product basis by delivering written notice of termination, effective immediately.  Such termination shall not give rise to the payment of any penalty, damages or indemnity by the terminating Party.

15.6Termination Due to Material Product Events.  In the event that either (a) a Paratek Product does not receive Regulatory Approval in the United States within the [* * *] following the Effective Date or (b) at any time during the Term, a Regulatory Authority requires the withdrawal of a Paratek Product from, or the cessation of sale of a Paratek Product in, the commercial market in the United States, Paratek may terminate this Agreement by [* * *] written notice to CIPAN.

15.7Effects of Termination.

15.7.1Termination of this Agreement for any reason shall be without prejudice to the right of either Party to receive all payments accrued and unpaid at the effective date of such termination or expiration, without prejudice to the remedy of either Party in respect to any previous breach of any of the representations, warranties or covenants herein contained and without prejudice to any other provisions hereof which expressly or necessarily call for performance after such termination.

15.7.2Upon termination of this Agreement for any reason, (i) at Paratek’s request, CIPAN shall supply Paratek with its inventory of Materials, finished Products and/or works-in-progress and, for requested items, Paratek shall pay CIPAN [* * *]; (ii) all Paratek Materials and Confidential Information of Paratek shall be returned to Paratek; and (iii) at Paratek’s request, CIPAN shall return to Paratek all retention samples of Product.

15.7.3Promptly following either Party’s delivery of a notice of termination to the other Party, CIPAN shall cooperate with Paratek to transfer and transition supply of the Products to a Third Party supplier.  Upon Paratek’s request, CIPAN shall cooperate with Paratek in the transfer of technology and know-how necessary to Manufacture Products to such Third Party supplier, including providing Paratek and the Third Party supplier with reasonable access to the Facility and consulting services related to Manufacturing of the Product.  CIPAN shall conduct such activities at [* * *] expense unless [* * *], in which case [* * *].

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15.7.4Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by Paratek for any reason, upon Paratek’s request, CIPAN shall continue to Manufacture and supply Products to Paratek pursuant to this Agreement until [* * *]. During such time as CIPAN is continuing to supply Products to Paratek pursuant to this Section 15.7.4, Paratek shall continue to make payments to CIPAN for such supply in accordance with this Agreement and, for clarity, all terms of the Agreement relevant to CIPAN’s Manufacture and supply of Products shall survive termination and remain in effect.

15.8Survival. The following provisions shall survive the expiration or termination of this Agreement: Article 1 (Definitions) (solely to the extent necessary to give meaning to other surviving sections), Section 8.4 (Payment) and Section 8.5 (Taxes and Other Charges) (in each case, solely with respect to payment obligations accruing prior to expiration or termination), Section 10.6 (Samples and Record Retention), Section 10.8 (Recalls and Seizure), Section 12.1 (Ownership of Intellectual Property), Section 12.2.2 (License to Paratek), Section Error! Reference source not found. ([* * *]), Section 12.5 (Rights in Bankruptcy), Section 14.1 (Indemnification), Section 14.2 (Third Party Liability), Section 14.3 (Insurance) (for [* * *]) following expiration or termination of this Agreement), Section 15.7 (Effects of Termination), Article 16 (Confidentiality), Article 18 (Notices) and Article 19 (General). Without limiting the foregoing, all of CIPAN’s obligations under this Agreement relating to compliance with cGMP in respect of the Materials and Products shall continue in force following expiration or termination of this Agreement according to the requirements of cGMP.

16.	CONFIDENTIALITY

16.1Nondisclosure Obligation.  Each of CIPAN and Paratek shall use only in accordance with this Agreement and shall not disclose to any Third Party the Confidential Information received by it from the other Party pursuant to this Agreement, without the prior written consent of the other Party.  The foregoing obligations shall survive for a period of [* * *] after the termination or expiration of this Agreement.  These obligations shall not apply to Confidential Information that:

(i)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;
(ii)	is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving Party;
(iii)	is subsequently disclosed to the receiving Party by a Third Party who has the right to make such disclosure; or
(iv)	is developed by the receiving Party independently of the Confidential Information received from the disclosing Party and such independent development can be documented by the receiving Party.

16.2Permitted Disclosures.  Each Party may disclose the other Party’s Confidential Information to its employees and Affiliates on a need-to-know basis and to its agents or consultants to the extent required to accomplish the purposes of this Agreement; provided that the recipient Party obtains prior agreement from such agents and consultants to whom disclosure is to be made to hold in

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confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement.  Each Party may also disclose the other Party’s Confidential Information as required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by a Party; provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Confidential Information and thereafter the disclosing Party discloses to the requesting entity only the minimum Confidential Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants, and Affiliates do not disclose or make any unauthorized use of the other Party’s Confidential Information.

16.3Disclosure of Agreement.  Neither CIPAN nor Paratek shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, provided that either Party may disclose the terms of this Agreement

(i)

to the extent required to comply with applicable laws, including the rules and regulations promulgated by the United States Securities and Exchange Commission; provided, further, that prior to making any such disclosure, the Party intending to so disclose the terms of this Agreement shall (a) provide the non-disclosing Party with written notice of the proposed disclosure and an opportunity to review and comment on the intended disclosure which is reasonable under the circumstances and (b) shall seek confidential treatment for as much of the disclosure as is reasonable under the circumstances, including,  seeking confidential treatment of any information as may be requested by the other Party; or

(ii)

to one (1) or more Third Parties and/or their advisors in connection with a proposed spin-off, joint venture, divestiture, merger or other similar transaction involving all, or substantially all, of the Products, assets or business of the disclosing Party to which this Agreement relates or to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party; provided, further, that either (a) the other Party has consented to such disclosure or (b) such Third Parties have signed confidentiality agreements with respect to such information on terms no less restrictive than those contained in this Article 16.

16.4Publicity.  All publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the approval of, both Parties.

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17.	FORCE MAJEURE

If the production, delivery, acceptance, or use of Products specified for delivery under this Agreement, or the performance of any other obligation of one of the Parties hereunder is prevented, restricted or interfered with by reason of any cause or event beyond the reasonable control of such Party and without the fault or negligence of such Party (a “Force Majeure Event”), the Party so affected, upon prompt notice to the other Party, shall be excused from performing such obligation during the continuance of such Force Majeure Event.  If such Force Majeure Event continues for a period of [* * *] the other Party may terminate this Agreement by notice in writing provided that such Force Majeure Event is continuing.  The affected Party as a result of a Force Majeure Event shall use all reasonable efforts, at its own expense, to eliminate the Force Majeure Event and to resume performance as soon as practicable.

18.	NOTICES

18.1Ordinary Notices.  Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement shall be delivered by hand, sent by facsimile, overnight courier or by airmail to the employee or representative of the other Party who is designated by such other Party to receive such written communication at the address or facsimile numbers specified by such employee or representative.

18.2Extraordinary Notices.  Extraordinary notices and communications (including notices of termination, force majeure, material breach, change of address, requests for disclosure of Confidential Information, claims or indemnification) shall be in writing and sent to each Party by prepaid registered or certified airmail, or by facsimile confirmed by prepaid registered or certified airmail letter (and shall be deemed to have been properly served to the addressee upon receipt of such written communication) to the address set forth in Section 18.3 or such other address as notified in writing by such Party to the other Party.

18.3Addresses.

If to Paratek:

Paratek Pharmaceuticals, Inc.
75 Park Plaza, 4th Floor
Boston, MA 02116
Attention: Vice President of Manufacturing

With a copy to:

Paratek Pharmaceuticals, Inc.
75 Park Plaza, 4th Floor
Boston, MA 02116
Attention: General Counsel

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If to CIPAN:
CIPAN
Rua da Estação, n°42
2600-726 Castanheira do Ribatejo
Portugal
Attention: Chief Executive Officer

19.	GENERAL

19.1Governing Law.  This Agreement shall be construed in accordance with and governed by the law of [* * *] without giving effect to its conflict of laws provisions.

19.2Escalation of Disputes.  In the event of any dispute relating to this Agreement or the Quality Agreement, either Party may refer such dispute to the Supply and Quality Committee for resolution.  If the Supply and Quality Committee is unable to resolve such dispute within [* * *] of such referral, either Party may escalate such dispute to each Party’s senior management for resolution.  If each Party’s senior management is unable to resolve such dispute within [* * *] of such escalation, either Party may commence arbitration pursuant to Section 19.3.

19.3Arbitration.  Any dispute relating to this Agreement or the Quality Agreement that cannot be resolved pursuant to Section 19.2 may be referred by either Party to confidential arbitration in accordance with the ICC Rules of Arbitration.  The arbitration hearing shall be held as soon as practicable following submission to arbitration.  The arbitration hearing shall be held in London, England.  The Parties shall request that the arbitration panel render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible.  In any arbitration, the prevailing Party shall be entitled to reimbursement of its reasonable attorneys’ fees and the Parties shall use all reasonable efforts to keep arbitration costs to a minimum.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

19.4Assignment.  This Agreement shall be binding upon and inure to the benefit of each Party and their respective heirs, successors and permitted assigns.  This Agreement shall not be assignable or transferable by either Party hereto without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except that Paratek may assign this Agreement without CIPAN’s consent to an Affiliate, a Paratek Licensee or a successor in connection with the merger, consolidation, reorganization or sale of all, or substantially all, of the Products, assets or business to which this Agreement relates.  Any permitted assignee of this Agreement shall agree in writing to comply with all obligations of the assigning Party under this Agreement.  CIPAN shall not subcontract any of its work hereunder without Paratek’s prior written consent and any such consent given by Paratek shall not release CIPAN from its obligations hereunder.  For clarity, any Change of Control of CIPAN shall be deemed an assignment of this Agreement and subject to the provisions of this Section 19.4, regardless of the structure of such Change of Control.

19.5Change of Control. During the Term, CIPAN will notify Paratek in writing if at any time CIPAN reasonably anticipates that a Change of Control will occur in the next thirty (30) days.  [* * *]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

19.6Performance.  Each Party agrees to perform its obligations under this Agreement, including under any Scope of Work, in a timely manner. CIPAN shall allocate adequate resources to execute its obligations under this Agreement, including under each Scope of Work.  CIPAN represents and warrants that all Services shall be performed by qualified personnel in accordance with the highest industry standards.

19.7Further Assurances.  Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

19.8Entire Agreement.  This Agreement, all Exhibits attached hereto, and the Quality Agreement (as the same may be amended from time to time by the written agreement of the Parties) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes, as of the Effective Date, all other documents, agreements, verbal consents, arrangements and understandings between the Parties with respect to the subject matter hereof, including that certain Non-Disclosure Agreement between the Parties dated as of March 16, 2015, that certain letter agreement between the Parties dated as of February 18, 2016 and the Original Agreement.  This Agreement shall not be amended orally, but only by an agreement in writing, signed by both Parties that states that it is an amendment to this Agreement. The Original Agreement shall be deemed terminated immediately following the effectiveness of this Agreement; however, the effectiveness of this Agreement shall be without prejudice to the rights of either Party against the other Party accrued or accruing under the Original Agreement prior to the Effective Date.

19.9Severability.  If and to the extent that any provision (or any part thereof) of this Agreement is held to be invalid, illegal or unenforceable, in any respect in any jurisdiction, the provision (or the relevant part thereof) shall be considered severed from this Agreement and shall not serve to invalidate the remainder of such provision or any other provisions hereof.  The Parties shall make a good faith effort to replace any invalid, illegal or unenforceable provision (or any part thereof) with a valid, legal and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

19.10Independent Contractor.  CIPAN shall act as an independent contractor and neither Party shall have any authority to represent or bind the other Party in any way.

19.11No Waiver.  Any waiver by one Party of any right or such Party or obligation of the other Party must be in writing and shall not operate as a waiver of any subsequent right or obligation.

19.12Equitable Relief.  CIPAN acknowledges that any breach or threatened breach by CIPAN of its obligations under this Agreement (including under any Scope of Work) will cause irreparable harm to Paratek and that money damages would not be adequate to remedy such harm.  Therefore, in addition to any other remedies available at law or in equity, Paratek shall be entitled to specific performance and injunctive or other equitable relief as a remedy to, or to prevent, any such breach, without proof of damages or posting of a bond.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

19.13Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.  This Agreement, following its execution, may be delivered via PDF copies or other form of electronic delivery, which shall constitute delivery of an execution original for all purposes.

[Signature page follows.]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ William M. Haskel
Name: William M. Haskel
Title: Senior Vice President

CIPAN Companhia Industrial Produtora de AntibiÓticos, S.A.

By:	/s/ Teresa Alves
Name: Teresa Alves
Title: Chief Executive Officer

[Signature Page to Amended and Restated Manufacturing and Services Agreement]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT A

[* * *]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. WHERE SEVEN PAGES OF MATERIAL HAVE BEEN OMITTED, THE REDACTED MATERIAL IS MARKED WITH [●].

EXHIBIT B

[●]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT C

[* * *]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT D

[* * *]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT E

[* * *]